As filed with the Securities and Exchange Commission on October 31, 2013

Registration No. 333-191567

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GlycoMimetics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	2834	06-1686563
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

401 Professional Drive, Suite 250

Gaithersburg, MD 20879

(240) 243-1201

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Rachel K. King

Chief Executive Officer

GlycoMimetics, Inc.

401 Professional Drive, Suite 250

Gaithersburg, MD 20879

(240) 243-1201

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Brent B. Siler Christian E. Plaza Brian F. Leaf Cooley LLP 11951 Freedom Drive Reston, VA 20190 Telephone: (703) 456-8000 Fax: (703) 456-8100	Divakar Gupta Cheston J. Larson Latham & Watkins LLP 12636 High Bluff Drive, Suite 400 San Diego, CA 92130 Telephone: (858) 523-5400 Fax: (858) 523-5450

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 under the Securities Exchange Act of 1934. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-191567) is being filed solely to add Exhibit 4.2, re-file Exhibit 10.1 and update Item 15 of the Registration Statement. This Amendment No. 2 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the common stock being registered. All amounts shown are estimates except for the SEC registration fee and the Financial Industry Regulatory Authority, or FINRA, filing fee.

AMOUNT TO BE PAID
SEC registration fee	$11,109
FINRA filing fee	13,438
NASDAQ Global Market initial listing fee	125,000
Blue sky fees and expenses	15,000
Printing and engraving expenses	250,000
Legal fees and expenses	1,250,000
Accounting fees and expenses	700,000
Transfer agent and registrar fees and expenses	10,000
Miscellaneous fees and expenses	125,453

Total	$2,500,000

Item 14. Indemnification of Directors and Officers.

We are incorporated under the laws of the State of Delaware. Section 102 of the Delaware General Corporation Law permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

As permitted by the Delaware General Corporation Law, our amended and restated certificate of incorporation and bylaws to be in effect upon the completion of this offering will provide that: (i) we are required to indemnify our directors to the fullest extent permitted by the Delaware General Corporation Law; (ii) we may, in our discretion, indemnify our officers, employees and agents as set forth in the Delaware General Corporation Law; (iii) we are required, upon satisfaction of certain conditions, to advance all expenses incurred by our directors in connection with certain legal proceedings; (iv) the rights conferred in the bylaws are not exclusive; and (v) we are authorized to enter into indemnification agreements with our directors, officers, employees and agents.

We have entered into agreements with our directors that require us to indemnify them against expenses, judgments, fines, settlements and other amounts that any such person becomes legally obligated to pay (including with respect to a derivative action) in connection with any proceeding, whether actual or threatened, to which such person may be made a party by reason of the fact that such person is or was a director or officer of us or any of our affiliates, provided such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, our best interests. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. We intend to enter into similar indemnification agreements with our executive officers prior to the completion of this offering. At present, no litigation or proceeding is pending that involves any of our directors or officers regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

We maintain a directors’ and officers’ liability insurance policy. The policy insures directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses us for those losses for which we have lawfully indemnified the directors and officers. The policy contains various exclusions.

In addition, the underwriting agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the underwriters of us and our officers and directors for certain liabilities arising under the Securities Act, or otherwise. Our investor rights agreement with certain investors also provides for cross-indemnification in connection with the registration of our common stock on behalf of such investors.

Item 15. Recent Sales of Unregistered Securities.

From October 1, 2010 through the date of the prospectus that is a part of this Registration Statement, we have granted options under our 2003 stock incentive plan to purchase an aggregate of 1,401,537 shares of our common stock to employees, consultants and directors, having exercise prices ranging from $1.12 to $3.73 per share. Of these, options to purchase an aggregate of 26,847 shares have been cancelled without being exercised. During the period from October 1, 2010 through the date of the prospectus that is a part of this Registration Statement, an aggregate of 406,724 shares were issued upon the exercise of stock options, at an exercise price of $1.12 per share, for aggregate proceeds of approximately $455,000.

The offers, sales and issuances of the stock options and the common stock issuable upon exercise of such options as described in this Item 15 were exempt from registration under Rule 701 promulgated under the Securities Act in that the transactions were under compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of such securities were our employees, directors or consultants and received the securities under our 2003 stock incentive plan. Appropriate legends were affixed to the securities issued in these transactions.

Item 16. Exhibits and Financial Statement Schedules.

The exhibits to the Registration Statement are listed in the Exhibit Index attached hereto and are incorporated by reference herein.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gaithersburg, State of Maryland, on the 31st day of October, 2013.

GLYCOMIMETICS, INC.

BY:	/s/ Rachel K. King
Rachel K. King President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Amendment No. 2 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Rachel K. King Rachel K. King	President, Chief Executive Officer and Director (Principal Executive Officer)	October 31, 2013

/s/ Brian M. Hahn Brian M. Hahn	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 31, 2013

* John J. Baldwin, Ph.D.	Director	October 31, 2013

* M. James Barrett, Ph.D.	Director	October 31, 2013

* William M. Gust	Director	October 31, 2013

* Michael A. Henos	Director	October 31, 2013

* John L. Magnani, Ph.D.	Director	October 31, 2013

* Franklin H. Top, Jr., M.D.	Director	October 31, 2013

*	By:	/s/ Brian M. Hahn
Brian M. Hahn Attorney-in-fact

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION OF DOCUMENT

1.1^	Form of Underwriting Agreement.

3.1^	Amended and Restated Certificate of Incorporation, as currently in effect.

3.2^	Certificate of Amendment of Restated Certificate of Incorporation.

3.3^	Form of Amended and Restated Certificate of Incorporation to be effective upon the completion of this offering.

3.4^	Amended and Restated Bylaws, as currently in effect.

3.5^	Form of Amended and Restated Bylaws to be effective upon completion of this offering.

4.1	Reference is made to exhibits 3.1 through 3.5.

4.2	Specimen stock certificate evidencing shares of Common Stock.

5.1^	Opinion of Cooley LLP as to legality.

10.1*	License Agreement, dated as of October 7, 2011, as amended to date, by and between the Registrant and Pfizer Inc.

10.2^	Second Amended and Restated Investor Rights Agreement, dated as of October 20, 2009, by and among the Registrant and certain of its stockholders.

10.3^	Lease Agreement, dated as of July 1, 2010, as amended through December 6, 2011, by and between the Registrant and ARE-QRS Corp.

10.4^	Warrant Issued to Silicon Valley Bank, dated October 12, 2006.

10.5^	Form of Common Stock Warrant issued in December 2005 bridge financing.

10.6^	Form of Common Stock Warrant issued in July 2008 bridge financing.

10.7^	Form of Common Stock Warrant issued in January 2009 bridge financing.

10.8+^	2003 Stock Incentive Plan, as amended to date.

10.9+^	Form of Incentive Stock Option Agreement under 2003 Stock Incentive Plan.

10.10+^	Form of Nonqualified Stock Option Agreement under 2003 Stock Incentive Plan.

10.11+^	2013 Equity Incentive Plan.

10.12+^	Form of Stock Option Grant Notice and Stock Option Agreement under 2013 Equity Incentive Plan.

10.13+^	Form of Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement under 2013 Equity Incentive Plan.

10.14+^	2013 Employee Stock Purchase Plan.

10.15+^	Form of Indemnification Agreement.

10.16+^	Form of Employment Agreement with executive officers to be in effect upon the completion of this offering.

23.1^	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.2^	Consent of Cooley LLP (included in Exhibit 5.1).

24.1^	Power of Attorney. See page II-4 to the Registration Statement on Form S-1 (No. 333-191567) filed with the Securities and Exchange Commission on October 4, 2013.

^	Previously filed.
+	Indicates management contract or compensatory plan.
*	Portions of this exhibit, indicated by asterisks, have been omitted pursuant to a request for confidential treatment and have been separately filed with the Securities and Exchange Commission.